Exhibit 99.4

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
December 15, 2009		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis

Announces Results of Board of Director Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Indiana election of member directors and the district-wide election of independent directors to its Board of Directors for terms beginning January 1, 2010, and ending December 31, 2013.

Jeffrey Poxon, Senior Vice President-Investments, The Lafayette Life Insurance Company, Lafayette, IN was elected to the first open Indiana member director seat. Matthew Forrester, President & CEO, River Valley Financial Bank, Madison, IN, was elected to the second open seat.

There was no member director election held in Michigan for 2009 due to the decrease in the FHLBI’s Class B stock allocation between the two states.

Incumbents Michael Hannigan, President, The Hannigan Company, Carmel, IN and James Logue III, Chief Operating Officer, Great Lakes Capital Fund, Lansing, MI were elected to the two open district-wide independent director seats.

For 2010, the Board re-elected Paul Clabuesch, Director Emeritus, Thumb National Bank & Trust, Pigeon, MI, as Chairman of the Board and elected Jeffrey Poxon as Vice-Chairman, both with terms beginning January 1, 2010, and ending December 31, 2011 (subject to maintaining other director qualifications).

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Building Partnerships. Serving Communities.

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.